News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell President and Chief Executive Officer (734) 747-7025 ext. 129

KAYDON CORPORATION ANNOUNCES APPOINTMENT OF
JAMES O’LEARY TO BOARD OF DIRECTORS

Ann Arbor, Michigan — April 1, 2005

     Kaydon Corporation (NYSE:KDN) announced today that James O’Leary, 42, had been appointed to its Board of Directors to fill a vacancy. Mr. O’Leary is the Executive Vice President and Chief Financial Officer of NYSE-listed Beazer Homes USA, Inc. (NYSE:BZH). With over $4 billion in sales, the Company is the sixth largest homebuilder in the country.

     Prior to joining Beazer Homes in 2002, Mr. O’Leary was Chairman and Chief Executive Officer of the LCA Group, Inc., a global lighting subsidiary of U.S. Industries, Inc. from 2000 to 2002. He also served as Executive Vice President of U.S. Industries from 1999 to 2002, Senior Vice President and Chief Financial Officer from 1998 to 1999 and Vice President and Corporate Controller from 1995 to 1998. Mr. O’Leary held various financial and operational positions at Hanson PLC, U.S. Industries’ former parent company, from 1993 to 1995 at which time U.S. Industries was spun off to Hanson’s shareholders. Mr. O’Leary was with Deloitte & Touche from 1985 to 1993. He holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration degree from Pace University. In addition, Mr. O’Leary is a licensed Certified Public Accountant.

     In Commenting on Mr. O’Leary’s appointment, Brian P. Campbell, Chairman and Chief Executive Officer said, “Jim O’Leary brings a wealth of business and financial experience to Kaydon and we welcome his forthcoming contributions to our Board and its various committees.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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